Exhibit 4.20

The Royal Bank of Scotland Group Plc 36 St Andrew Square Edinburgh EH2 2YB Scotland Registered number: 45551	The Commissioners of Her Majesty’s Treasury 1 Horse Guards Road London SW1A 2HQ	Encuentro Limited Whiteley Chambers Don Street St Helier Jersey JE4 9WG Jersey Registered number: 99953
UBS Limited 1 Finsbury Avenue London EC2M 2PP United Kingdom Registered number: 2035362	Merrill Lynch International Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ United Kingdom Registered number: 02312079

AMENDMENT DEED

Computershare Investor Services PLC
acting as Receiving Agents through:

Corporate Actions Projects
The Pavilions
Bridgwater Road
Bristol
BS99 6AH

and as Registrars through:

Computershare Investor Services PLC
The Pavilions
Bridgwater Road
Bristol
BS99 6ZZ

28 November 2008

Dear Sirs,

Project Blade - The Royal Bank of Scotland Group plc (the “Company”)

We refer to:

(a)           a Deed of Appointment and Instruction entered into on 4 November 2008 between the parties hereto (the “Deed of Appointment and Instruction”) a copy of which is appended to this Amendment Deed;

(b)           the proposed issue by the Company to HM Treasury of 5,000,000 Non-cumulative Sterling Preference Shares of £1.00 each in the capital of the Company (the “Preference Shares” and the “Preference Share Issue”) pursuant to a Preference Share Acquisition Agreement (as amended) effective as from 13 October 2008 (the “Preference Share Agreement”); and

(c)           the First Subscription and Transfer Deed and the Second Subscription and Transfer Deed each entered into by the Company, Merrill Lynch International, UBS Limited and Encuentro Limited on 4

November 2008 (the “First Subscription and Transfer Deed” and the “Second Subscription and Transfer Deed”, respectively).

Capitalised terms used herein and not otherwise defined shall have the meanings ascribed to them in the Deed of Appointment and Instruction.

1.           Amendment to Deed of Appointment and Instruction

(i)
The parties to this Deed hereby agree that the term “Initial Proceeds” shall, for the purposes of the Deed of Appointment and Instruction (and in particular Clause 14 thereof), be deemed to include any and all subscription amounts paid by HM Treasury into the Acceptance Account under the Preference Share Agreement or otherwise in relation to the Preference Share Issue.

(ii)	Clause 35 of the Deed of Appointment and Instruction shall be deemed amended by the insertion of the following text between the term “Deed of Appointment and Instruction” and the word “constitutes”:

“(as amended by the Amendment Deed made on 28 November 2008) between the parties hereto)”

(iii)	The following words shall be added as a new clause 42:

“Capitalised terms used herein and not otherwise defined shall have the meaning ascribed to them in the Placing Agreement (as amended).”

2.           Amendments to Subscription and Transfer Deeds

2.1           FIRST SUBSCRIPTION AND TRANSFER DEED

The parties to this Deed hereby agree that the First Subscription and Transfer Deed shall be amended in the follow manner:

(i)	in the definition of “Subscription Amount” the words “immediately prior to Admission” shall be replaced by the words “immediately prior to the payment pursuant to clause 2.2 hereof”;

(ii)	in clause 2.1, the words “and following payment of the Subscription Amount to the Company (or as the Company directs)” shall be deleted;

(iii)
in clause 2.2, the words “immediately before the transfer of the Subscriber “A” Preference Shares to RBSG” shall be replaced by the words “as soon as it is notified that the amount standing to the credit of the Transaction Bank Account in cleared funds includes all sums payable by HM Treasury under the Placing Agreement and the Preference Share Acquisition Agreement (to be notified to the Company and the Subscriber by email from Computershare Investor Services PLC)” and the words “and in any event no later than 5.00  p.m. (or as otherwise agreed between the parties) on the date of Admission” shall be deleted;

(iv)	clause 2.3 shall be deleted and replaced with the following:

“The obligations of the Subscriber and the Company pursuant to clauses 2.1 and 2.2 of this Deed are conditional upon the Placing Agreement and the Preference Share Acquisition Agreement becoming unconditional in all respects and not having been terminated in accordance with their respective terms, at which time allotment of the Subscriber “A” Preference Shares to the Subscriber shall occur and the Payment Undertaking shall become effective (but, for the avoidance of doubt, the obligation to procure payment of the Subscription Amount shall not become effective until the Subscriber is notified that the amount standing to the credit of the Transaction Bank Account in cleared funds includes all sums payable by HM Treasury under the

Placing Agreement and the Preference Share Acquisition Agreement (to be notified to the Company and the Subscriber by email from Computershare Investor Services PLC)).”

(v)
in clause 2.4(a) the words “Admission has taken place” shall be replaced with the words “it is notified that the amount standing to the credit of the Transaction Bank Account includes all sums payable by HM Treasury under the Placing Agreement and the Preference Share Acquisition Agreement (to be notified to the Company and the Subscriber by email from Computershare Investor Services PLC)”;

(vi)	clause 3.1 shall be deleted and replaced with the following:

“Subject to (i) the Placing Agreement and the Preference Share Acquisition Agreement becoming unconditional in all respects and not having been terminated in accordance with their respective terms and (ii) the Subscriber “A” Preference Shares having been allotted to the Subscriber in accordance with clause 2, the Subscriber shall, immediately following such allotment, transfer to RBSG:

(a)	the Subscriber Ordinary Shares allotted and issued to it pursuant to the Option Agreement; and

(b)	the Subscriber “A” Preference Shares allotted and issued to it pursuant to clause 2,

in each case credited as fully paid up

(vii)	Clause 3.2 shall be deleted and replaced with the following words:

“3.2   The consideration for the transfer of (i) the Subscriber Ordinary Shares and the Subscriber “A” Preference Shares pursuant to clause 3.1 and (ii) the Further Ordinary Shares and the Subscriber “B” Preference Shares (as defined in the Second Subscription and Transfer Deed, the “Subscriber “B” Preference Shares”) pursuant to the Second Subscription and Transfer Deed shall be the allotment and issue by RBSG of the RBSG Ordinary Shares as set out in the Placing Agreement, provided that (a) the consideration for the transfer of the Subscriber “A” Preference Shares (and not, for the avoidance of doubt, of the Subscriber Ordinary Shares, the Further Ordinary Shares or the Subscriber “B” Preference Shares) shall also include the issue and allotment of the RBSG Preference Shares as set out in the Preference Share Acquisition Agreement, and (b) the value of the consideration allocated to the Subscriber Ordinary Shares and the Further Ordinary Shares shall respectively be £11.00 and £12.00, and the remainder of the consideration shall be allocated to the Subscriber “A” Preference Shares and the Subscriber “B” Preference Shares.

The Company acknowledges that neither the RBSG Ordinary Shares nor the Preference Shares to be issued by RBSG pursuant to the Preference Share Acquisition Agreement will be issued for less than their respective nominal values.”

2.2	SECOND SUBSCRIPTION AND TRANSFER DEED

The parties to this Deed hereby further agree that the Second Subscription and Transfer Deed shall be amended in the follow manner:

(i)	In clause 2.1 the word “Upon” shall be replaced by the words:

“Unless the parties hereto agree otherwise, upon”;

(ii)	In clause 3.1, the words “in each case fully paid up” shall be replaced with the words “in each case credited as fully paid up”;

(iii)	Clause 3.2 shall be deleted and replaced with the following words:

“3.2   The consideration for the transfer of the Further Ordinary Shares and the Subscriber “B” Preference Shares pursuant to clause 3.1 shall be the allotment and issue by RBSG of the RBSG Ordinary Shares as set out in the Placing Agreement, provided that (a) such allotment and issue shall also constitute consideration for the transfer of the Subscriber Ordinary Shares and the Subscriber “A” Preference Shares (as defined in the First Subscription and Transfer Deed, the “Subscriber “A” Preference Shares”) pursuant to the First Subscription and Transfer Deed, and (b) the value of such consideration allocated to the Further Ordinary Shares shall be £12.00, and the remainder of such consideration shall be allocated to the Subscriber Ordinary Shares (as to a value of £11.00), the Subscriber “A” Preference Shares and the Subscriber “B” Preference Shares.”

3.         Administration of Preference Share Issue

The parties also agree that Computershare will perform such administrative services as are reasonably requested by the Company in relation to the Preference Share Issue, such administrative services to include, without limitation, the following:

Preference stock set up

•	Prepare style of preference share certificate, if required

•	Set up stock class on system

•	Allot preference stock in accordance with standing instructions

Preference stock maintenance

•	Administration of the Register of Preference Holders

•	Registration and recording of changes of address, dividend/ interest mandate instructions, probates and confirmations, powers of attorney and other legal documents

•	Management of up to two dividend/ interest distributions per annum and reconciliation of the associated Bank accounts

•
Allow company access to the Preference stock register through secure link via www.computershare.com - includes various statistical information such as top holders, percentages, issued capital and range analysis

•	Shareholder access to their individual holding via ‘hotlink’ through own site or by direct enquiry to www.computershare.com

•	Preparation of stationery and distribution of share certificates

•	Daily notification of all movements of shares above a set predetermined limit via Dashboard

•	Daily notification of large transactions registered above a set predetermined limit via Dashboard

•	Regular movements report detailing all transactions registered via Dashboard

•	Preparation of the requisite list of shareholders on CD-ROM to accompany the annual return

Preference redemptions

•	Receive and process valid full or partial redemption instructions

•	Return incorrectly completed redemption instructions to shareholders answering any query that they have raised in connection with the redemption

•	Receive CREST USE messages for redemption

•	Preparation of stationery and distribution of redemption monies and issue of any remaining balance share certificates

•	Arrange CREST messages for cash payments

•	Report to company on level of redemptions

4.           Miscellaneous

(i)	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(ii)	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

(iii)	Clauses 27-41 of the Deed of Appointment and Instruction shall apply to this Deed mutatis mutandis, provided that in clause 35 of the Deed of Appointment and Instruction the words “as amended by an Amendment Agreement made on 28 November 2008 between the parties hereto” shall be inserted between “This Deed of Appointment and Instruction” and the word “constitutes”.

Please confirm your acceptance of the terms of this Deed by signing and returning to us the enclosed copy of this Deed.

SIGNED and DELIVERED as a DEED by The Royal Bank of Scotland Group plc acting by two Directors or a Director and the Secretary	/s/ [illegible] /s/ [illegible]

SIGNED and DELIVERED as a DEED by two Commissioners of Her Majesty's Treasury in the presence of	/s/ Steve McLabe /s/ DeWatts

SIGNED and DELIVERED as a DEED by UBS LIMITED acting by authorised signatories	/s/ [illegible] Director	/s/ David Seal David Seal Associate Director

SIGNED and DELIVERED as a DEED by MERRILL LYNCH INTERNATIONAL	/s/ [illegible]
Witnessed by: /s/ Deborah Yates

Name: Deborah Yates

Occupation: AVP, OGC

Address: 2 King Edward Street, London EC1A 1HQ

SIGNED and DELIVERED as a DEED by Encuentro Limited acting by two Directors or a Director and the Secretary	/s/ [illegible] /s/ [illegible]

SIGNED and DELIVERED as a DEED by Computershare Investor Services PLC	/s/ [illegible]
Witnessed by: /s/ Angela Winchester

Name: Angela Winchester

Occupation: PA/Paralegal

Address: The Pavilions, Bridgewater Rd., Bristol BS13 8AE

Appendix

Deed of Appointment and Instruction